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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                 OCTOBER 6, 2000
                Date of Report (Date of earliest event reported)


                            PARKWAY PROPERTIES, INC.
             (Exact Name of Registrant as Specified in its Charter)


   MARYLAND                         1-11533                     74-2123597
  (State of                       (Commission                  (IRS Employer
Incorporation)                    File Number)            Identification Number)


                          ONE JACKSON PLACE, SUITE 1000
                           JACKSON, MISSISSIPPI 39201
    (Address, including zip code, of Registrant's Principal Executive Office)


                                 (601) 948-4091
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former name or former address if changed since last report)


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ITEM 5.  OTHER EVENTS.

         The following is an updated description of the Maryland "control share acquisition" statute, which was recently changed. Maryland law provides for a limitation of voting rights in a "control share acquisition." The Maryland statute defines a control share acquisition at the 10%, 33 1/3% and 50% acquisition levels, and requires a two-thirds vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The statute would require the target company to hold a special meeting at the request of an actual or proposed control share acquiror subject to compliance with certain conditions by such acquiror. In addition, unless the charter, declaration of trust or bylaws provide otherwise, the statute gives the target company, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter, declaration of trust or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The statute does not apply to shares acquired in a merger, consolidation or share exchange if the target company is a party to the transaction. An acquisition of shares may be exempted from the control share statute provided that a charter, declaration of trust or bylaw provision is adopted for such purpose prior to the control share acquisition.

         On October 6, 2000, Parkway Properties, Inc. ("Parkway"), entered into an agreement with Five Arrows Realty Securities III L.L.C. ("Five Arrows"), an investment fund managed by Rothschild Realty Inc., a member of the Rothschild Group, providing for the sale of up to 2,142,857 shares at a net price of $34.30 per share of Series B Convertible Cumulative Preferred Stock ("Series B Preferred Stock"). Under the terms of this agreement, Parkway may sell the Series B Preferred Stock to Five Arrows in up to four closings, at Parkway's option, during the next nine months for an aggregate purchase price of up to $75 million. In connection with such sale, Parkway has entered into certain related agreements with Five Arrows, providing, among other things, for certain registration rights with respect to the Series B Preferred Stock and the right to designate members of the Board of Directors under certain circumstances. Parkway's Board of Directors approved the election of Matthew W. Kaplan, a representative of Five Arrows, as a member of Parkway's Board of Directors.

         The Series B Preferred Stock is entitled to quarterly dividends in arrears equal to the greater of $0.73 per share or the dividend on the number of shares of common stock into which a share of Series B Preferred Stock is convertible. Each share of Series B Preferred Stock is convertible into 1.0 share of common stock. The Series B Preferred Stock may be redeemed by Parkway after October 6, 2005 at a 5% premium over the liquidation preference of $35.00 with such premium declining to zero after October 6, 2010. Over the nine-month period of funding, Parkway will use the proceeds for general corporate purposes, including

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funding future acquisitions and purchases of equity interests in other real estate investment trusts.

         Pursuant to the Investment Agreement, Parkway will issue to Five Arrows a Common Stock Purchase Warrant (the "Warrant"). The Warrant entitles Five Arrows the right to purchase from Parkway 75,000 duly authorized, validly issued, fully paid and non-assessable shares of common stock at a purchase price, subject to adjustment, of $35.00 per share. The Warrant expires on October 6, 2007.

         Parkway amended its rights plan pursuant to the First Amendment to the Rights Agreement dated as of October 5, 2000 between Parkway and Computershare Investor Services, LLC. A copy of the First Amendment to the Rights Agreement is attached hereto as Exhibit 99(e).

ITEM 7.  (C)      EXHIBITS.

The following exhibits are included herein:

3(i) Articles Supplementary of Parkway dated October 6, 2000 creating the Registrant's Series B Convertible Cumulative Preferred Stock (filed herewith).

5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality (filed herewith).

12 Parkway's statement regarding computation of ratio of earnings to fixed charges.

99(a) Investment Agreement dated as of October 6, 2000 between Parkway and Five Arrows Realty Securities III L.L.C. (filed herewith).

99(b) Operating Agreement dated as of October 6, 2000 between Parkway and Five Arrows Realty Securities III L.L.C. (filed herewith).

99(c) Agreement and Waiver between the Parkway and Five Arrows Realty Securities III L.L.C. (filed herewith).

99(d) Common Stock Purchase Warrant dated as of October 6, 2000 issued by Parkway to Five Arrows Realty Securities III L.L.C. (filed herewith).

99(e) First Amendment to Parkway's Rights Agreement dated October 6, 2000 (filed herewith).


                                   SIGNATURES

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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              PARKWAY PROPERTIES, INC.


                                              By: /s/ Sarah P. Clark
                                                 ------------------------------
                                                 Name: Sarah P. Clark
                                                 Title: Chief Financial Officer


Dated: October 10, 2000
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